EXHIBIT 10.76

AMENDMENT NO. 5
SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

        This Amendment No. 5 to Second Amended and Restated Business Loan Agreement dated as of June 24, 2003 (this “Amendment”) is executed with reference to the Second Amended and Restated Business Loan Agreement dated as of June 24, 2002 (as amended from time to time, the “Loan Agreement”) between Bank of America, N.A. (the “Bank”) and IMPCO Technologies, Inc. (the “Borrower”) and with reference to the following facts:

        A.         The Borrower has informed the Bank that it is seeking a refinancing of the obligations under the Loan Agreement from La Salle Business Credit and Bison Capital.

        B.         The Bank has accommodated the Borrower with several covenant waivers and an extension of the maturity of the obligations under the Loan Agreement in order to allow time to complete this refinancing.

        C.         The Borrower and the Bank were unable to agree upon the terms of a further extension of the maturity of the obligations under the Loan Agreement and the Bank has heretofore accelerated the principal balance thereof by letter of June 17, 2003 and imposed the Default Rate of interest contemplated by Section 8.9 of the Loan Agreement effective June 1, 2003.

        D         The Borrower has requested that the Bank rescind the acceleration in consideration of the representations, warranties, covenants and agreements contained herein, and the Bank has agreed to do so.

        NOW, THEREFORE, the parties hereby agree to amend the Loan Agreement as follows:

        1.         Defined Terms.  All initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Loan Agreement.

        2.         Representations and Warranties.  The Borrower hereby represents and warrants that:

a.	No default under Section 13 of the Loan Agreement has occurred and remains continuing that is not referred to in the recitals to this Amendment and expressly waived hereby;

b.

Borrower has received credit commitments for $12,000,000 of senior secured financing from La Salle Business Credit, and is proceeding with documentation towards the consummation of this credit.  There is no fact known to Borrower which should be a material impediment to the consummation thereof.

c.	Bison Capital has issued a proposal letter for $17,000,000 of subordinated capital, and Borrower is proceeding with documentation towards the consummation of this credit. There is no fact known to Borrower which should be a material impediment to the consummation thereof.

d.	Don J. Simplot, a member of the Board of Borrower, has extended an $8,000,000 credit commitment to the Borrower, which may be unconditionally drawn upon by Borrower in the event that the refinancings described above are not consummated by July 15, 2003.

        3.         De-Acceleration and Waiver.  The Bank hereby rescinds its demand letter and notice of acceleration dated as of June 17, 2003, and waives the provisions of the covenants set forth in Sections 11.3, 11.4 and 11.5 of the Loan Agreement as of the calendar months ended May 31, 2003, and June 30, 2003 only.  The Borrower acknowledges that the Bank was entitled to accelerate and to impose the default rate, and that the recision thereof is purely an accommodation to the Borrower.

        4.         Maturities.  The Borrower hereby agrees that it will repay the entire outstanding principal balance of its obligations and indebtedness to the Bank under the Loan Agreement on July 15, 2003, including without limitation all of the obligations under the revolving line of credit established pursuant to Section 1.1 of the Loan Agreement and the term loans described in Sections 2.1, 3.1 and 4.1 of the Loan Agreement.  Pursuant to the provisions of the Loan Agreement described in Section 2.2 (b), Section 3.3 (b), and Section 4.3 (b), such repayments scheduled for June 30, 2003 are hereby deferred until July 15, 2003.

        5.         Application of Simplot Funds.  The Borrower agrees that if it does not repay the balance of the obligations and indebtedness under the Loan Agreement before July 15, 2003, on July 15, 2003 it will immediately draw the entire amount of the Simplot commitment and pay the proceeds thereof to the Bank for application to the obligations and indebtedness under the Loan Agreement.

        6.         Fees.  The Borrower hereby agrees that, unless all of the obligations under the Loan Agreement are sooner paid, it will pay a $50,000 non-refundable fee to the Bank on July 15, 2003.  Time is of the essence for this Section, and the fee shall be due and payable on the date set forth above, and if not paid shall represent an Event of Default, and shall be added to the principal amount due under the Loan Agreement, even if the principal amount of the outstanding obligations under the Loan Agreement are later paid.

        7.         Increase to Default Rate.  Section 8.9 of the Loan Agreement is hereby amended to increase the default rate of interest payable under this Agreement to read in full as follows:

                    “8.9  Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is five percentage points higher than the rate of interest otherwise provided under this Agreement.  This will not constitute a waiver of any Default or Event of Default.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.  Any interest, fees or costs which are not paid when due shall bear interest at the Prime Rate plus five percentage points.  This may result in compounding of interest.”

                    Borrower acknowledges that the Default Rate of Interest heretofore applicable under the Loan Agreement (three percentage points over the otherwise applicable rate) has been in effect during the period from June 1, 2003 through and including the effective of this Amendment, and is not waived by the Bank.

        8.         Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon receipt by the Bank of all of the following:

a.	Counterparts of this Amendment executed by all parties hereto;

b.	Evidence, satisfactory to the Bank in the Bank’s sole discretion, of an extension to July 31, 2003 or later, of the $8,000,000 Letter of Commitment dated March 26, 2003, by and between Don J. Simplot and the Borrower

c.	Payment of the Bank’s legal fees and expenses of its counsel, including any outstanding invoices; and

d.	Payment of an amendment fee of $50,000.

e.	Such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require.

f.	Fees and Expenses. Borrower hereby agrees to reimburse the Bank for the Bank’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transaction contemplated hereby together with any and all other fees and expenses currently due and owing to the Bank. Each of the parties hereto hereby agrees that the failure to satisfy the requirements of this Section shall constitute an Event of Default under the Loan Agreement.

        9.         Release. As a material inducement to the Bank to enter into this Amendment, the Borrower hereby fully releases and discharges forever Bank of America, N.A., its subsidiaries and affiliated companies, and their respective agents, employees, officers, directors, representatives, attorneys, successors and assigns (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which either of them may have or hold, or have at any time heretofore have or held, arising out of or relating to the Loan Agreement, or any document executed in connection therewith (collectively, the “Loan Documents”), the transactions contemplated thereby or the relationship of the parties hereto arising out of the Loan Agreement or the Loan Documents prior to the effective date of this Amendment.   The Borrower (and by executing its consent hereto hereby expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:

                    “Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Borrower hereby agrees to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys’ fees arising out of the prosecution by Borrower or its successors or assigns, of any action, claim or cause of actions released pursuant to this Section.

        10.         Counterparts.  This Amendment may be executed in counterparts in accordance with Section 14.12 of the Loan Agreement.

        11.         Confirmation.  In all other respects, the Loan Agreement is confirmed.  Without limitation on the foregoing, the Borrower acknowledges that it has heretofore executed Amendments No. 1 through No. 4 to the Loan Agreement by telefacsimile, but that it has failed to provide the Bank with manually executed counterparts thereof as requested.  This Amendment may be originally executed by telefacsimile, however the Borrower agrees that (a) it shall provide Bank with two original counterpart signatures to this Amendment by overnight air courier, for receipt no later than June 24, 2003, and (b) by its execution and delivery of this Amendment, it confirms the execution and delivery of such prior amendments.

                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

IMPCO TECHNOLOGIES, INC.

By:	/s/ TIMOTHY S. STONE

Title:	Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ DAVID P. MAIORELLA

David P. Maiorella, Vice President